Exhibit 19.01

MONRO, INC.

INSIDER TRADING POLICY

To All Employees, Officers and Directors:

A.INTRODUCTION

This Insider Trading Policy (“Policy”) is designed to make you aware that:

**confidential information relating to the business, operations and financial condition of Monro, Inc. and its subsidiaries (collectively, the “Company”) is sensitive and needs to be safeguarded;

**federal and state law requires that you abstain from trading in the Company’s common stock (“MNRO Stock”) while you are in possession of important information concerning the Company that is not publicly known and that you refrain from disclosing such nonpublic information to third parties; and

**failure to observe this Policy could lead to serious adverse consequences for both the Company and you (including substantial monetary liability, criminal penalties and termination of employment).

This Policy is generally applicable to all employees, officers and directors of the Company (although, as described below, certain special policies and procedures apply only to certain persons designated as “Key Employees”).

The Board of Directors has  designated the Chief Legal Officer, or in that officer’s absence, the Chief Financial Officer  (the “Compliance Officer”) to implement, administer and enforce this Policy. All questions regarding this Policy should be directed to the Compliance Officer.

B.CONFIDENTIAL INFORMATION

Unauthorized disclosure of internal information relating to the Company could cause competitive harm to the Company and in some cases could result in liability for the Company and for you.

1.Unauthorized Disclosure.  No employee, officer or director of the Company shall disclose any internal information about the Company to any person outside the Company, except for such disclosures which have been specifically authorized by a senior officer of the Company as being required to facilitate a related project or transaction.

2.Communications with the Media, Analysts and Investors.  Communications on behalf of the Company with the media, securities analysts and other investors shall be made only by specifically designated representatives of the Company.  For more information, please review the Company’s Disclosure and External Communications Policy.

3.Safeguarding Confidential Information.  Because of the sensitive nature of internal information about the Company and the importance of such information to the Company, you must take extreme care to safeguard the confidentiality of such information.  For example, documents containing sensitive information should not be left lying on desks or conference tables in open view, confidential information should be discussed with other Company personnel on a “need to know” basis only, and visitors should not be left unattended in offices or other areas containing internal Company documents.

C.NO TRADING ON THE BASIS OF MATERIAL, NONPUBLIC INFORMATION

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of material, nonpublic information.  It is the Company’s policy to require stringent avoidance of the fraudulent misuse of material, inside information. In this context, “material” information includes any information that a reasonable investor would consider important in a decision to buy, hold or sell securities. If you think that the information could affect the price of MNRO Stock, you should consider that information to be material. Common examples of material information include:

o	Financial information:
▪	annual or quarterly earnings results
▪	financial forecasts
▪	results that differ significantly (better or worse) from published guidance
▪	impairment or write-offs

o	Business strategy and relationships:
▪	significant acquisition or disposition of assets, or entry into a joint venture
▪	significant change in capital investment plans
▪	plans for additional financing (debt or equity)
▪	significant new supplier or customer, or the loss of a significant supplier or customer

o	Personnel matters:
▪	change in senior management
▪	significant labor dispute

o	Litigation matters:
▪	significant litigation against the Company
▪	dispute with a significant supplier or customer
▪	bankruptcy or insolvency proceedings
▪	default on a debt obligation or contract

Fraudulent misuse of “inside” information includes purchasing or selling MNRO Stock on the basis of such information for your own account or for that of a relative or anyone else.  Fraudulent misuse also includes “tipping” such information to anyone or using it as a basis for recommending the purchase or sale of MNRO Stock.

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1.Trading on Inside Information.    No employee, officer or director of the Company (including its subsidiaries), while in possession of material nonpublic information relevant to the business or affairs of the Company, shall:

a.purchase or sell, or recommend or direct the purchase or sale of, any MNRO Stock for their own account, any account in which they have a direct or indirect beneficial interest (including the account(s) of family members) or the account of any other person or entity; or

b.disclose or “tip” any such information to any other person.

In addition, if you are aware of any material, nonpublic information concerning another public company (for example, the possible acquisition of that company by the Company), the foregoing rules apply, and you must not trade in the securities of the other company or disclose or “tip” any such information until after such information has been disclosed to the public.

2.Designation of “Key Employees”.  Until further notice, the Board of Directors has designated the following persons as “Key Employees” of the Company for purposes of this Policy:

**each member of the Company’s Board of Directors (including non-employees)

**each employee of the Company (including any of its subsidiaries) having any of the following titles (if applicable):

Executive Chairman

President

Chief Executive Officer

Executive Vice President

Corporate Secretary

Controller

Senior Vice President

Divisional Vice President

Vice President

**each other employee who is notified by the Compliance Officer that they are a Key Employee.

3.Compliance Officer’s Permission for Trading by Key Employees.  In addition to the restrictions set forth in paragraph C.1. above, no Key Employee shall purchase or sell any MNRO Stock for the Key Employee’s own account or any account in which the Key Employee has a direct or indirect beneficial interest (including the account(s) of family members)unless such Key Employee has notified the Compliance Officer in writing at least one day prior to such purchase or sale, and has received permission from the Compliance Officer to engage in such transaction.  The Compliance Officer will promptly respond (either affirmatively or negatively) to each such notice by email.  The Compliance Officer’s permission shall not be unreasonably withheld.

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4.Policy for Rule 10b5-1 Plans. All Key Employees must pre-clear any proposed trading plan with the Compliance Officer, including any Rule 10b5-1 trading plan. You may only enter into a trading plan during  a permitted trading period and when you are not in possession of material, nonpublic information.

5.Permitted Trading Period for Key Employees.  Notwithstanding the foregoing, no Key Employee shall purchase or sell any MNRO Stock for their own account or any account in which the Key Employee has a direct or indirect beneficial interest (including the account(s) of family members) except during a period beginning 48 hours after the public release by the Company of its quarterly or year-end financial results and ending the later of 30 days before the end of the next quarter or 12 business days after the public release.  However, the Compliance Officer is authorized to make limited exceptions to the provisions of this paragraph C.4. (but only this paragraph C.4.) in the event of a tangible demonstration of a personal hardship to such Key Employee.  All determinations by the Compliance Officer in this regard will be final and not subject to further review.

6.General Trading Halts or Event-Specific Blackouts.  From time to time, the Company may require that all personnel refrain from trading during specified periods when significant developments or announcements are anticipated. If this happens, you may not engage in any trade of any type under any circumstances, and you must not inform anyone else of the trading restriction.

7.Scope of Restrictions.  You must also understand that trading in MNRO Stock includes not only the purchase or sale of MNRO Stock, but also the purchase or sale of puts, calls, options or warrants (if any) relating to MNRO Stock. In addition, transactions in the Monro, Inc. Stock Fund under the Company’s 401(k) Plan (“MNRO Stock Fund”) will be deemed to be purchases and sales of MNRO Stock. Moreover, your spouse, members of your immediate family and persons and entities (such as trusts) under your control may be deemed to be in possession of material, nonpublic information known by you simply by virtue of your relationship with them.  Further, MNRO Stock owned by those persons may be deemed to be beneficially owned by you.  Trading in MNRO Stock by those persons while you are aware of material, nonpublic information may cause legal problems for them and for you; consequently, those persons also should abstain from trading in MNRO Stock except in accordance with the policies set forth above.

8.Transactions Under Company Plans

a. Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans when the holder of the option tenders cash or shares of MNRO Stock to the Company as payment of the exercise price, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.  This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b. Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of the tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock.  The Policy does apply, however, to any market sale of restricted stock.

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c.  401(k) Plan. This Policy does not apply to purchases of MNRO Stock in the Company’s 401(k) Plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election.  This Policy does apply, however, to certain elections you may make under the 401(k) Plan including: (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the MNRO Stock Fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of the MNRO Stock Fund; (iii) an election to borrow money against your 401(k) Plan account if the loan will result in a liquidation of some or all of your MNRO Stock Fund balance; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the MNRO Stock Fund.

d.  Other Similar Transactions. Any other purchase of MNRO Stock from the Company or sales of MNRO Stock to the Company are not subject to this Policy.

9.Prohibition on Hedging Transactions

The Company’s employees, officers and directors may not engage in any hedging or monetization transactions with respect to MNRO’s Stock, including, but not limited to, purchasing put or call options or other derivative instruments, or through the use of financial instruments, such as exchange funds, variable prepaid forwards, equity swaps, collars, forwards, or through the establishment of short positions in MNRO Stock. Such hedging and monetization transactions may permit an employee, officer or director to continue to own MNRO Stock obtained through the Company’s benefit plans or otherwise, but without the full risks and rewards of ownership.  When that occurs, an employee, officer or director may no longer have the same objectives as the Company’s other stockholders.  A few specific examples of the type of transactions prohibited by this Policy are described below.

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Short sales of MNRO Stock (i.e., the sale of MNRO Stock that the seller does not own) may evidence an expectation on the part of the seller that MNRO Stock will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects.  In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, shorts sales of MNRO Stock by employees, officers or directors are prohibited.

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Variable prepaid forwards are contracts entered into with a brokerage firm that allows the holder of MNRO Stock to transfer their MNRO Stock to the broker within a certain period of time (usually three to five years) in exchange for an upfront payment of 75% to 85% of the current market value of MNRO Stock.  This arrangement allows the holder of MNRO Stock to receive the economic benefit of selling their MNRO Stock while retaining legal title to their MNRO Stock.  Since entering into a variable prepaid forward contract separates the full risks and rewards of ownership of MNRO Stock, such arrangements are prohibited by this Policy.

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A simple equity swap agreement involves a holder of MNRO Stock agreeing to exchange the future return related to ownership of MNRO Stock with the future return of an alternate security, such as a market interest rate. Through a swap, a holder of MNRO Stock agrees to transfer the economic risks and benefits of ownership of MNRO Stock in exchange for the returns of a different asset, which is why swap transactions are prohibited by this Policy.

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Due to the duration of publicly traded options, transactions in these options are, in effect, a bet on the short-term movement of MNRO stock.  As such, they are considered speculative in nature and may give the appearance that the insider is unduly focused on MNRO’s short-term stock market performance, instead of MNRO’s long-term business objectives or that the individual is trading on the basis of insider information.  Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market are prohibited by this Policy.

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A collar is an option trading strategy where a holder of MNRO Stock purchases simultaneously put and call options on MNRO Stock in order to lock in the price of their MNRO Stock.  This strategy protects the holder of MNRO Stock from potential declines in the value of MNRO Stock while also limiting the holder’s ability to profit from increases in MNRO Stock.  Since this strategy eliminates the economic risk and potential benefits of owning MNRO stock, entering into a collar strategy is prohibited by this Policy.

10.Prohibition on Margin Accounts and Pledging

MNRO Stock held in a margin account or pledged as collateral for a loan may be sold without the consent of the holder of MNRO Stock by the broker if the holder fails to meet a margin call or by the lender in foreclosure if the holder defaults on the loan. A margin or foreclosure sale that occurs when a person is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, executive officers and directors are prohibited from pledging MNRO Stock as collateral for a loan.  Executive officers and directors are also prohibited from holding MNRO Stock in a margin account unless (i) no security in such account is purchased on margin or (ii) such account permits the holder to exclude MNRO Stock from being pledged as collateral for such margin account.

11.Other Transactions not involving a Purchase or Sale.  Although bona fide gifts of MNRO Stock do not involve the purchase or sale of MNRO Stock, it is not unusual for the person making the gift to have reason to believe that the recipient intends to sell the MNRO Stock immediately upon receipt from the person making the gift.  Accordingly, this Policy applies and precludes any gifts of MNRO Stock at a time when the person making the gift is aware of material, nonpublic information, or is subject to the trading restrictions imposed by this Policy.

D.CONSEQUENCES OF NON-COMPLIANCE

Failure to observe the policies and procedures set forth in this Policy could lead to severe adverse consequences for the Company and for you, including termination of your employment, criminal sanctions (including imprisonment), monetary fines and penalties to you (in amounts up to three times the profit gained or loss avoided), injunctions, civil fines to the Company and suspension of trading in MNRO Stock.  Further, any appearance of insider trading impropriety could impair investor confidence in the Company.

The Compliance Officer will be responsible for making determinations on a case-by-case basis of whether the policies and procedures set forth in this Policy have been violated and, if so, the appropriate action to be taken by the Company in response.  The Compliance Officer may receive such evidence and/or hold such hearings as it, in its sole discretion, deems advisable.  Sanctions for violations of the policies and procedures may include whatever appropriate action the Compliance Officer deems advisable, including immediate

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termination of employment or other appropriate disciplinary action.  The determinations of the Compliance Officer will be final and not subject to further review.

If you have any questions as to the application of these policies and procedures to a particular case, please contact the Compliance Officer.

These amended policies were last approved by the Board of Directors on August 13, 2024.

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AFTER READING THE FOREGOING POLICY, PLEASE

DETACH THIS PAGE, SIGN AND DATE IT,

AND RETURN IT TO THE COMPLIANCE OFFICER

I acknowledge that I have received and reviewed the foregoing Insider Trading Policy, dated [__], 2024, as to nonpublic information and trading in MNRO Stock.

(signature)

(print name)

Dated:  ______________________________